EXHIBIT 99.1

Star Gas Partners, L.P. Reports 2005 Fiscal First Quarter Results

    STAMFORD, Conn.--(BUSINESS WIRE)--Feb. 9, 2005--Star Gas Partners, L.P. (the "Partnership" or "Star") (NYSE: SGU, SGH), a home energy distributor and services provider specializing in heating oil, today announced its results of operations for the fiscal 2005 first quarter ended December 31, 2004.
    In analyzing the Partnership's financial results, the following matters should be considered.
    In December 2004, the Partnership completed the sale of its propane business to a subsidiary of Inergy, L.P., for a purchase price of $475 million, subject to certain adjustments. The Partnership recognized a $153.6 million gain from the sale of the propane segment. $311 million of the net proceeds from the sale of the propane segment were used to repurchase the senior secured notes and first mortgage notes of the heating oil segment and propane segment, to pay prepayment premiums, expenses and accrued interest and to repay amounts outstanding under the propane segment's working capital facilities.
    In accordance with the terms of the indenture relating to the Partnership's 10 1/4% Senior Notes ("MLP Notes"), the Partnership is obligated, within 360 days of the sale, to apply the remaining net proceeds of the sale of the propane segment either to reduce indebtedness (and reduce any related commitment) of the Partnership or of a restricted subsidiary, or to make an investment in assets or capital expenditures useful to the Partnership's or any subsidiary's business. To the extent any net proceeds that are not so applied exceed $10 million ("excess proceeds"), the indenture requires the Partnership to make an offer to all holders of MLP Notes to purchase for cash that number of MLP Notes that may be purchased with excess proceeds at a purchase price equal to 100% of the principal amount of the MLP Notes plus accrued and unpaid interest to the date of purchase. The Partnership cannot determine the amount of excess proceeds that will result from the sale of the propane segment. Accordingly, the Partnership cannot predict the size of any offer, if any, to purchase the MLP Notes and whether or to what extent holders of the MLP Notes will accept the offer to purchase if an offer is made.
    In December 2004, the heating oil segment signed a new $260 million revolving credit facility agreement with a group of lenders led by JP Morgan Chase Bank, as administrative agent. The revolving credit facility provides the heating oil segment with the ability to borrow up to $260 million for working capital purposes (subject to certain borrowing base limitations), including the issuance of up to $75 million in letters of credit. Obligations under the revolving credit facility are secured by liens on substantially all of the assets of the heating oil segment, including accounts receivable, inventory, general intangibles, real property, fixtures and equipment. Obligations under the revolving credit facility are guaranteed by the heating oil segment's subsidiaries and by the Partnership.
    The Partnership's fiscal year ends on September 30. All references to quarters and years respectively in this document are to fiscal quarters and years unless otherwise noted. The seasonal nature of the Partnership's business historically has resulted in the sale of approximately 30% of its home heating oil volume in the first fiscal quarter (October through December) and 45% of its home heating oil volume in the second fiscal quarter (January through March), the peak heating season, because home heating oil is primarily used for space heating in residential and commercial buildings. The Partnership historically has realized net income in both of these quarters and net losses during the quarters ending June and September. In addition, sales volume typically fluctuates from period to period in response to variations in weather, wholesale energy prices and other factors. Gross profit is affected not only by weather patterns, but also by changes in customer mix. For example, sales to residential customers historically generate higher margins than sales to other customer groups, such as commercial or industrial customers. Changes in the wholesale price of home heating oil caused by changes in supply or market conditions can impact gross profit. In addition, gross profit margins vary by geographic region. Accordingly, gross profit margins could vary significantly from year to year or quarter to quarter in a period of identical sales volumes.
    For the quarter ended December 31, 2004, the average wholesale price of home heating oil as measured by the closing price on the New York Mercantile Exchange increased 65% to $1.42 per gallon from $.86 per gallon for the same quarter of last year. The unprecedented rise in the wholesale price of heating oil has adversely impacted the heating oil segment's margins and in its ability to attract new customers and retain existing customers. In addition, the Partnership believes that customers are using less home heating oil than in prior periods given similar temperatures, due to the significant increase in the price of home heating oil.
    Prior to the 2004 winter heating season, the heating oil segment attempted to develop a competitive advantage in customer service and, as part of that effort, centralized its heating equipment service and oil dispatch functions and engaged a centralized call center to fulfill its telephone requirements for a majority of its home heating oil customers. The Partnership experienced difficulties in advancing this initiative during fiscal 2004, which adversely impacted the customer base and the Partnership's costs.
    As a result of the above and the factors set forth in the next paragraph, the Partnership believes that the heating oil segment experienced annual net customer attrition of approximately 6.5% in fiscal 2004, excluding the impact of acquisitions. The 6.5% net customer attrition rate in fiscal 2004 was higher than the level experienced in fiscal 2003 and higher than in the preceding several years. For fiscal 2003, before the full implementation of the business process improvement program and before the increase in the wholesale price of home heating oil, the Partnership experienced annual net customer attrition of 1.3%.
    The heating oil segment has continued to lose accounts in the first quarter of fiscal 2005. For the three months ended December 31, 2004, the heating oil segment lost approximately 3,300 accounts (net), or 0.7% of its home heating oil customer base as compared to the three months ended December 31, 2003 (a period after the implementation of the initiative), in which the heating oil segment lost approximately 3,000 accounts (net), or 0.6% of its home heating oil customer base, and as compared to the three months ended December 31, 2002 (a period prior to the implementation of the initiative) in which the heating oil segment gained 3,700 accounts (net), or 0.8% of its home heating oil customer base. For the twelve months ended December 31, 2004, the heating oil segment experienced annual net customer attrition of approximately 6.5%. The Partnership believes that net customer attrition for the three months ended December 31, 2004 resulted from
(i) a combination of the premium service/premium price strategy of the heating oil segment during a period when customer price sensitivity increased with high energy prices; (ii) the lag effect of net customer attrition related to service and delivery problems from prior fiscal years; (iii) the heating oil segment's telephone handling skills not being sufficiently developed to the level associated with other premium service providers ; and (iv) tightened credit standards.
    The Partnership believes it has identified the problems associated with its centralization efforts and is taking steps to address these issues. However, the Partnership expects that high net attrition rates will continue through the 2004-2005 winter heating season and perhaps beyond for the reasons described above. The Partnership notes that even to the extent that the rate of attrition can be halted, the current reduced customer base will adversely impact net income for fiscal 2005 and beyond. The Partnership continues to explore approaches to reduce the rate of net customer attrition.
    Virtually all of the quantitative factors measuring the effectiveness of the call center and field operations - such as customer satisfaction scores, telephone waiting times and abandonment rates at the call center, oil delivery run-outs and heating equipment repair and maintenance response times - have improved meaningfully during the first fiscal quarter of 2005, as compared to the first fiscal quarter of 2004. Nonetheless, the Partnership believes that customer sensitivity at the call center will require additional training. Most importantly, net customer attrition is also being addressed by a more market responsive pricing strategy that involves segmenting customers by price plan preferences, years of service and differing geographic competitive market conditions. The Partnership cannot give any assurance, however, as to whether and to what extent these and other initiatives it is undertaking will be effective, and if so, at what time.
    The following is a discussion of the results of operations of the Partnership and its subsidiaries. The Partnership completed the sale of its TG&E segment in March 2004 and the sale of its propane segment in December 2004. The following discussion reflects the historical results for the TG&E segment and propane segment as discontinued operations.




Three Months Ended December 31, 2004
Compared to December 31, 2003

   (in thousands)

                  Statements of Operations by Segment

                                       Three Months Ended December 31,
                                      --------------------------------
                                                   2003
-------------------------------------- -------------------------------
                                       Heating    Partners
Statements of Operations                 Oil      & Others   Consol.
Sales:
   Product                             $264,205             $264,205
   Installations, service and
    appliances                           51,865               51,865
                                       ---------  --------  ---------
      Total sales                       316,070              316,070
Cost and expenses:
   Cost of product                      168,687              168,687
   Cost of installations, service and
    appliances                           57,206               57,206
   Delivery and branch expenses          60,678               60,678
   Depreciation & amortization
    expenses                              9,517                9,517
    General and administrative
     expenses                             3,573     2,128      5,701
                                       ---------  --------  ---------
   Operating income (loss)               16,409    (2,128 )   14,281
Interest expense - net                   (6,251 )  (2,219 )   (8,470 )
Amortization of debt issuance costs      (1,062 )    (166 )   (1,228 )
Loss on redemption of debt                    -         -          -
                                       ---------  --------  ---------
Income (loss) from continuing
 operations before income taxes           9,096    (4,513 )    4,583
Income tax expense                          331         -        331
                                       --------- --------- ----------
Income (loss) from continuing
 operations                               8,765    (4,513 )    4,252
Income (loss) from discontinued
 operations before gain on sale of
 propane segment, net of income taxes              15,060     15,060
Gain on sale of propane segment, net
 of income taxes                              -         -          -
                                       ---------  --------  ---------
    Net income (loss)                    $8,765   $10,547    $19,312
                                       =========  ========  =========


                                       Three Months Ended December 31,
                                      --------------------------------
                                                  2004
------------------------------------- --------------------------------
                                      Heating    Partners
Statements of Operations                Oil      & Others    Consol.
Sales:
   Product                            $297,119            $ $297,119
   Installations, service and
    appliances                          53,575                53,575
                                      ---------   --------- ---------
      Total sales                      350,694               350,694
Cost and expenses:
   Cost of product                     222,903               222,903
   Cost of installations, service and
    appliances                          58,375                58,375
   Delivery and branch expenses         65,480                65,480
   Depreciation & amortization
    expenses                             9,122                 9,122
    General and administrative
     expenses                            6,856       8,986    15,842
                                      ---------   --------- ---------
   Operating income (loss)             (12,042 )    (8,986 ) (21,028 )
Interest expense - net                  (7,871 )    (2,621 ) (10,492 )
Amortization of debt issuance costs       (509 )      (206 )    (715 )
Loss on redemption of debt             (24,192 )   (17,890 ) (42,082 )
                                      ---------   --------- ---------
Income (loss) from continuing
 operations before income taxes        (44,614 )   (29,703 ) (74,317 )
Income tax expense                         331           -       331
                                     ----------  ---------- ---------
Income (loss) from continuing
 operations                            (44,945 )   (29,703 ) (74,648 )
Income (loss) from discontinued
 operations before gain on sale of
 propane segment, net of income taxes        -      (4,552 )  (4,552 )
Gain on sale of propane segment, net
 of income taxes                             -     153,644   153,644
                                      ---------   --------- ---------
    Net income (loss)                 $(44,945 )  $119,389   $74,444
                                      =========   ========= =========



    Volume

    For the three months ended December 31, 2004, retail volume of home heating oil declined by 24.9 million gallons, or 14.9%, to 142.3 million gallons, as compared to 167.2 million gallons for the three months ended December 31, 2003. Volume of other petroleum products declined by 3.4 million gallons or 14.6% to 20.0 million gallons for the three months ended December 31, 2004, as compared to 23.4 million gallons for the three months ended December 31, 2003. An analysis of the change in the retail volume of home heating oil, which is based on management's estimates, sampling and other mathematical calculations, is found below:



(in millions of gallons)
                                                  --------------------
                                                      Heating Oil
                                                        Segment
Volume - Three Months Ended December 31, 2003                   167.2
Impact of warmer temperatures (a)                                (1.7)
Impact of acquisitions                                            1.0
Net customer attrition                                          (10.5)
Conservation                                                    ( 6.0)
Delivery scheduling                                             ( 4.6)
Other                                                           ( 3.1)
                                                  --------------------
           Change                                               (24.9)
                                                  --------------------

Volume - Three Months Ended December 31, 2004                   142.3
                                                  ====================


(a) Represents actual reported temperatures adjusted to capture the lag effect of colder temperatures experienced in the last week of December 2004, as compared to the last week of December 2003.

    The Partnership believes that this 24.9 million gallon home heating oil decline at the heating oil segment was due to net customer attrition, which occurred in fiscal 2004 and the first fiscal quarter of 2005, conservation, delivery scheduling, the lag effect of colder temperatures experienced late in December 2004 and other factors partially offset by acquisitions. Net customer attrition is the difference between gross customer losses and customers added through internal marketing efforts. Customers added through acquisitions do not impact the calculation of net customer attrition. The Partnership believes that for both fiscal 2004 and the twelve months ended December 31, 2004, the heating oil segment experienced net customer attrition of approximately 6.5%. Temperatures in the heating oil segment's geographic areas of operations were approximately 2.0% colder in the three months ended December 31, 2004 than in the three months ended December 31, 2003 and approximately 2.0% warmer than normal, as reported by the National Oceanic Atmospheric Administration ("NOAA"). While temperatures were slightly colder than the prior year, the Partnership believes that the quarterly volume comparison was not significantly impacted by the colder weather. The majority of the colder weather was experienced during the last week of December 2004 and impacted only those customers who received a delivery during that week. Due to the significant increase in the price per gallon of home heating oil, the Partnership believes that customers are using less home heating oil given similar temperatures. Preliminary indications based on internal studies suggest that the Partnership's customers are reducing their consumption by approximately 3.6%. The Partnership cannot determine if conservation is a permanent or temporary phenomenon. The Partnership also estimates that during the three months ended December 31, 2004, home heating oil volume was adversely impacted by 4.6 million gallons, as the heating oil segment attempted to deliver budget volume in the preceding quarter that exceeded deliveries under historic patterns during that period.

    Product Sales

    For the three months ended December 31, 2004, product sales increased $32.9 million, or 12.5%, to $297.1 million, as compared to $264.2 million for the three months ended December 31, 2003 due to an increase in selling prices which more than offset a decline in product sales due to the lower home heating oil volume sold. Selling prices were higher due to the increase in wholesale supply costs.

    Sales, Installation, Service and Appliances

    For the three months ended December 31, 2004, installation, service and appliance sales increased $1.7 million, or 3.3%, to $53.6 million as compared to $51.9 million for the three months ended December 31, 2003 due to measures taken in the last several years to increase service revenues.

    Cost of Product

    For the three months ended December 31, 2004, cost of product increased $54.2 million, or 32.1%, to $222.9 million, as compared to $168.7 million for the three months ended December 31, 2003. This is the result of an increase in the heating oil segment's average wholesale product cost of $0.46 per gallon, or 52.0%, to an average of $1.34 per gallon for the three months ended December 31, 2004, from an average of $0.88 for the three months ended December 31, 2003. As of September 30, 2004, the wholesale cost of home heating oil had increased by 78% to $1.39 per gallon from $0.78 as of September 30, 2003, as measured by the closing price on the New York Mercantile Exchange. During the three months ended December 31, 2004, the closing price of home heating oil on the New York Mercantile Exchange increased to a high of $1.59 per gallon on October 22, 2004. As of December 31, 2004, the wholesale cost of home heating oil was $1.23, which represents a 35% increase over the heating oil price per gallon of $0.91 on December 31, 2003, as measured by the closing price on the New York Mercantile Exchange.
    In an effort to reduce net customer attrition, the heating oil segment delayed increasing its selling price to customers whose price plan agreements expired during the July to September 2004 time period. This decision negatively impacted gross profit by an estimated $1.7 million for the three months ended December 31, 2004.
    For the three months ended December 31, 2004, cost of product at the heating oil segment was adversely impacted by $2.9 million due to a delay in hedging the price of product for certain residential protected price customers due to cash constraints under the heating oil segment's previous credit agreement. Cost of product was also adversely impacted by $0.8 million associated with not hedging the price of product for certain residential price protected customers that were incorrectly coded as variable customers until December 2004. Home heating oil per gallon margins for the three months ended December 31, 2004 declined by 5.2 cents per gallon, as compared to the three months ended December 31, 2003 due to an increase in the percentage of volume sold to lower margin residential price protected customers, the delay in increasing the selling price to customers whose price plan expired during the July to September 2004 time period and the aforementioned issues concerning price protected customers. For the three months ended December 31, 2004, the increase in product cost exceeded the increase in product sales by $21.3 million, as compared to the three months ended December 31, 2003, due to the decline in home heating oil volume and lower home heating oil per gallon margins.
    The home heating oil segment's customer base is comprised of three types of customers, residential variable, residential protected price and commercial/industrial. The selling price for a residential variable customer is established by the Partnership's pricing committee from time to time based on market conditions and generally has the highest per gallon gross profit margin. A residential protected price heating oil customer enters into an agreement to purchase home heating oil at a fixed or maximum price per gallon over a 12-month period. Due to the greater price sensitivity of residential protected price customers, the per gallon margins realized from that customer segment generally are less than variable priced residential customers. Commercial/industrial customers are characterized as large volume users and contribute the lowest per gallon margin.
    During periods of rising heating oil prices, as recently experienced a number of residential consumers have migrated to price protection plans. At the heating oil segment, the percentage of home heating oil volume sold to residential protected price customers increased to 49% of total home heating oil volume sales for the three months ended December 31, 2004, as compared to 41% for the three months ended December 31, 2003. Accordingly, the percentage of home heating oil volume sold to residential variable customers decreased to 35% for the three months ended December 31, 2004, as compared to 43% for the three months ended December 31, 2003. For the three months ended December 31, 2004, sales to commercial/industrial customers represented 16% of total home heating oil volume sales, unchanged from the three months ended December 31, 2003. Rising energy costs have increased consumer interest in price protection. The Partnership is exploring more market responsive pricing strategies including customer segmentation by years of service and differing geographic competitive market conditions to meet this increased consumer sensitivity. However, if wholesale supply costs remain volatile and/or at historically high levels, per gallon profit margins and results could continue to be adversely impacted.

    Cost of Installations, Service and Appliances

    For the three months ended December 31, 2004, costs of installations, service and appliances increased $1.2 million, or 2.0%, to $58.4 million, as compared to $57.2 million for the three months ended December 31, 2003. This change was primarily due to wage and other cost increases.

    Delivery and Branch Expenses

    For the three months ended December 31, 2004, delivery and branch expenses increased $4.8 million, or 7.9%, to $65.5 million, as compared to $60.7 million for the three months ended December 31, 2003. This increase was due to higher marketing expenses of $1.7 million, additional costs to operate the centralized call center of $0.8 million and an estimated $1.9 million due to operating and wage increases. Prior to the 2004 winter heating season, the heating oil segment attempted to develop a competitive advantage in customer service, and as part of that effort centralized its heating service equipment dispatch and engaged a centralized call center to respond to telephone inquiries. While virtually all of the quantitative factors measuring the effectiveness of the call center and field operations - such as telephone waiting times and abandonment rates at the call center, oil delivery run-outs and heating equipment repair and maintenance response times - have improved meaningfully during the first fiscal quarter of 2005 as compared to the first fiscal quarter of 2004, the savings from this initiative were less than expected and the costs to operate under this centralized format were greater than originally estimated.

    Depreciation and Amortization

    For the three months ended December 31, 2004, depreciation and amortization expenses declined by $0.4 million, or 4.2%, to $9.1 million, as compared to $9.5 million for the three months ended
December 31, 2003.

    General and Administrative Expenses

    For the three months ended December 31, 2004, general and administrative expenses increased by $10.1 million, or 177.9%, to $15.8 million, as compared to $5.7 million for the three months ended December 31, 2003. At the Partnership level, general and administrative expenses increased by $6.9 million from $2.1 million in the three months ended December 31, 2003, to $9.0 million in the three months ended December 31, 2004, as a $2.3 million reduction in compensation expense associated with unit appreciation rights was more than offset by $7.5 million in bridge financing fees and $1.5 million of legal expenses incurred relating to inquiries from the New York Stock Exchange and the Securities and Exchange Commission, by several purported class action lawsuits as well as legal and professional fees associated with exploring several refinancing alternatives. At the heating oil segment, general and administrative expenses increased by $3.3 million, or 91.9%, to $6.9 million for the three months ended December 31, 2004, from $3.6 million for the three months ended December 31, 2003. This increase was attributable to $2.9 million of expenses and fees associated with certain bank amendments and waivers obtained during the three months ended December 31, 2004.

    Operating Income (Loss)

    For the three months ended December 31, 2004, operating income decreased $35.3 million to a loss of $21.0 million, as compared to $14.3 million in operating income for the three months ended December 31, 2003. This decline was due to lower sales volume, a decrease in home heating oil margins of 5.2 cents per gallon, $11.9 million in bridge facility, legal and bank amendment fees and an increase in operating expenses. Operating expenses increased due to higher marketing expenses of $1.7 million, additional expenses to operate the call center of $0.8 million and an estimated $1.9 million in operating and wage increases.

    Loss on Redemption of Debt

    For the three months ended December 31, 2004, the Partnership recorded a $42.1 million loss on the early redemption of certain notes at the heating oil and propane segments. The loss consists of cash premiums paid of $37.0 million for early redemption, the write-off of previously capitalized net deferred financing costs of $6.1 million and legal expenses of $0.7 million, reduced in part by a $1.7 million basis adjustment to the carrying value of long-term debt.

    Interest Expense

    For the three months ended December 31, 2004, interest expense increased $1.6 million, or 16.9%, to $10.9 million, as compared to $9.3 million for the three months ended December 31, 2003. This increase was due to a higher principal amount of long-term debt outstanding and an increase in the Partnership's weighted average interest rate during the three months ended December 31, 2004, as compared to the three months ended December 31, 2003.

    Amortization of Debt Issuance Costs

    For the three months ended December 31, 2004, amortization of debt issuance costs decreased $0.5 million, or 41.7%, to $0.7 million, as compared to $1.2 million for the three months ended December 31, 2003. During the three months ended December 31, 2003, certain deferred financing costs were written off.

    Income Tax Expense

    Income tax expense for the three months ended December 31, 2004 was $0.3 million and represents certain state income taxes. Income tax expense for the three months ended December 31, 2004 was unchanged from the three months ended December 31, 2003.

    Income (Loss) From Continuing Operations

    For the three months ended December 31, 2004, income (loss) from continuing operations decreased $78.9 million, to a loss of $74.6 million, as compared to income of $4.3 million for the three months ended December 31, 2003. This decline was due to a $42.1 million loss on redemption of debt, the impact of lower volume, a 5.2 cent per gallon reduction in home heating oil gross profit margins, expenses attributable to the bridge facility, bank amendments and legal expenses totaling $11.9 million, operating and wage increases and an increase in interest expense.

    Income (Loss) From Discontinued Operations

    For the three months ended December 31, 2004, income from discontinued operations decreased $19.6 million. Income from the discontinued propane segment, which was sold on December 17, 2004, decreased $19.0 million to a loss of $4.6 million for the three months ended December 31, 2004, as compared to income of $14.4 million for the three months ended December 31, 2003. For the month of December 2003, the propane segment realized net income of $11.5 million. For the two months ended November 30, 2004, the propane segment had a loss of $4.6 million, as compared to income of $2.9 million for the two months ended November 30, 2003. This $7.5 million decrease at the discontinued propane segment was due to lower volume sales, a decrease in per gallon margins and higher operating expenses. The discontinued TG&E segment, which was sold on March 31, 2004, generated $0.7 million in income for the three months ended December 31, 2003.

    Gain On Sale of the Propane Segment

    For the three months ended December 31, 2004, the Partnership recorded a $153.6 million gain on the sale of the propane segment, which is net of income taxes of $3.0 million.

    Net Income

    For the three months ended December 31, 2004, net income increased $55.1 million, to $74.4 million, as compared to $19.3 million in net income for the three months ended December 31, 2003, as the $153.6 million gain on the sale of the propane segment was reduced by lower income from continuing operations of $78.9 million and a $19.6 million decrease in income from discontinued operations.

    Earnings From Continuing Operations Before Interest, Taxes,
    Depreciation and Amortization (EBITDA)

    For the three months ended December 31, 2004, EBITDA declined $77.8 million, to an EBITDA loss of $54.0 million as compared to $23.8 million for the three months ended December 31, 2003. This decrease was due to the recording of a $42.1 million loss on the redemption of debt, lower sales volume resulting from net customer attrition, conservation and other factors, a decrease in home heating oil per gallon margins of 5.2 cents, bridge facility, bank amendment fees and legal fees totaling $11.9 million and higher operating expenses. EBITDA should not be considered as an alternative to net income (as an indicator of operating performance) or as an alternative to cash flow (as a measure of liquidity or ability to service debt obligations), but provides additional information for evaluating the Partnership's ability to make the Minimum Quarterly Distribution. EBITDA for the Partnership is calculated for the three months ended December 31 as follows.



                                               Three Months Ended
                                                  December 31,
                                           ---------------------------
(in thousands)                                 2003        2004
                                           ----------  ---------------
Income (loss) from continuing operations      $4,252    $(74,648 )
Plus:
    Income tax expense                           331         331
    Amortization of debt issuance costs        1,228         715
    Interest expense, net                      8,470      10,492
    Depreciation and amortization              9,517       9,122
                                           ----------  ---------------
           EBITDA                             23,798     (53,988 ) (a)

Add/(subtract)
    Income tax expense                          (331 )      (331 )
    Interest expense, net                     (8,470 )   (10,492 )
    Unit compensation expense                     52          18
    Provision for losses on accounts
     receivable                                1,543       1,721
    Loss on redemption of debt                     -      42,082
    Gain on sales of fixed assets, net          (136 )       (73 )
    Change in operating assets and
     liabilities                             (53,981 )  (130,832 )
                                            ---------  ----------

              Net cash used in operating
               activities                   $(37,525 ) $(151,895 )
                                            =========  ==========

(a) Includes one-time expenses of $42.1 million related to early debt redemption.



    Liquidity and Capital Resources

    The ability of the Partnership to satisfy its obligations will depend on its future performance, which will be subject to prevailing economic, financial, business and weather conditions, the ability to pass on the full impact of high heating oil prices to customers, the effects of higher customer attrition, conservation and other factors, most of which are beyond its control. Future capital requirements of the Partnership are expected to be provided by cash flows from operating activities and cash on hand at December 31, 2004. To the extent future capital requirements exceed cash flows from operating activities, the Partnership anticipates that:

a) working capital will be financed by the Partnership's revolving credit facility as discussed below and repaid from subsequent seasonal reductions in inventory and accounts receivable;

b) maintenance and growth capital expenditures will be financed in fiscal 2005 with internally generated cash flows; and

c)  proceeds from the sale of the propane segment will be utilized.

    Operating Activities

    Net cash used in operating activities of $151.9 million for the three months ended December 31, 2004 consisted of net income of $74.4 million, non cash charges of $11.6 million, a $4.6 million loss from discontinued operations, a $42.1 million loss on the redemption of certain debt, a gain on the sale of the propane segment of $153.6 million and an increase in operating assets of $130.8 million. For the three months ended December 31, 2003, net cash used in operating activities was $37.5 million.

    Investing Activities

    During the three months ended December 31, 2004, the Partnership completed the sale of the propane segment. The net proceeds, after deducting expenses, were approximately $464.0 million. During the three months ended December 31, 2004, the heating oil segment spent $0.8 million for capital expenditures and received proceeds from the sale of certain assets of $0.5 million. As a result, cash flow provided by investing activities was $463.7 million. During the three months ended December 31, 2003, the heating oil segment received $0.4 million from the sale of certain assets and spent $0.9 million for capital expenditures.

    Financing Activities

    Cash flows used in financing activities were $192.7 million for the three months ended December 31, 2004. During this period, $230.0 million of cash was provided from borrowings under the heating oil segment's new revolving credit facility, which were used to repay $119.0 million borrowed under the heating oil segment's previous credit agreement. Also during the three months ended December 31, 2004, the Partnership repaid $258.3 million in long-term debt, paid $37.7 million in debt prepayment premiums and expenses and paid $7.7 million in fees and expenses related to refinancing the heating oil segment's bank credit facilities.
    As a result of the above activity and $11.4 million of cash used by discontinued operations, cash increased by $107.7 million, to $112.4 million as of December 31, 2004.

    Financing and Sources of Liquidity

    The Partnership had $269.8 million of debt outstanding as of December 31, 2004 (which amount does not include working capital borrowings of $119 million). The following summarizes the Partnership's long-term debt maturities occurring over the next five years as of December 31, 2004:




                                                        ---------
                                                      (in millions)

2005                                                   $     1.3
2006                                                   $     0.8
2007                                                   $     0.1
2008                                                   $       -
2009                                                   $       -
Thereafter                                             $   267.7



    On December 17, 2004, the Partnership's heating oil segment entered into a $260 million revolving credit facility with a group of lenders led by JP Morgan Chase Bank. The revolving credit facility provides the heating oil segment with the ability to borrow up to $260 million for working capital purposes (subject to certain borrowing base limitations) including the issuance of up to $75 million in letters of credit. Obligations under the revolving credit facility are secured by liens on substantially all of the assets of the heating oil segment, accounts receivable, inventory, general intangibles, real property, fixtures and equipment. Under the terms of the revolving credit facility, the heating oil segment must maintain at all times either availability (as defined) of $25.0 million or a fixed charge coverage ratio (as defined) of 1.1 to 1.0. As of December 31, 2004, availability was $31.1 million and the fixed charge coverage ratio was 0.9x to 1.0.
    In December 2004, the Partnership completed the sale of its propane segment. Pursuant to the terms of the indenture relating to the Partnership's 10 1/4% Senior Notes due 2013 ("MLP Notes"), the Partnership will be obligated, within 360 days of the sale, to apply the net proceeds of the sale of the propane segment either to reduce indebtedness of the Partnership or of a restricted subsidiary, or to make an investment in assets or capital expenditures useful to the Partnership's or any subsidiary's business. To the extent any net proceeds that are not so applied exceed $10 million ("excess proceeds"), the indenture requires the Partnership to make an offer to all holders of MLP Notes to purchase for cash that number of MLP Notes that may be purchased with excess proceeds at a purchase price equal to 100% of the principal amount of the MLP Notes plus accrued and unpaid interest to the date of purchase. Accordingly, the Partnership cannot predict the size of any offer, if any, to purchase MLP Notes and whether or to what extent holders of MLP Notes will accept the offer to purchase if an offer is made.
    After repayment of certain debt and transaction expenses and estimated taxes to be paid of $3.0 million, the estimated net proceeds from the propane segment sale were approximately $153.5 million. As of the closing of the propane sale and application of the proceeds, the amount of net proceeds not applied in excess of $10 million was $143.5 million. As of December 31, 2004, the heating oil segment utilized $40.0 million of the proceeds to invest in working capital assets, which reduces the amount available to repurchase MLP Notes to $103.5 million. The Partnership expects it may utilize a portion of the remaining proceeds to meet future working capital needs. As of December 31, 2004, the Partnership had cash of $112.4 million.
    For the remainder of fiscal 2005, the Partnership anticipates paying interest of $30.4 million and anticipates maintenance capital expenditures of $2.7 million. Long-term debt repayments for the remainder of fiscal 2005 are $1.2 million, excluding any repayments resulting from any required offer to repay the MLP Notes, discussed above. The Partnership continues to be challenged by the relatively high wholesale supply costs and believes that per gallon margins are likely to be adversely impacted. Likewise, the higher wholesale supply cost has added to the Partnership's difficulties in both attracting new and retaining existing customers. Customer attrition continues to negatively impact operations. If wholesale supply costs remain at current levels, future sales to customers could also be reduced due to conservation.
    In general, the Partnership distributes to its partners on a quarterly basis, all of its Available Cash in the manner described in
Note 5 (Quarterly Distribution of Available Cash) of the Partnership's Annual Report on Form 10-K. Available Cash is defined for any of the Partnership's fiscal quarters, as all cash on hand at the end of that quarter, less the amount of cash reserves that are necessary or appropriate in the reasonable discretion of the general partner to (i) provide for the proper conduct of the business; (ii) comply with applicable law, any of its debt instruments or other agreements; or
(iii) provide funds for distributions to the common unitholders and the senior subordinated unitholders during the next four quarters, in some circumstances. On October 18, 2004, the Partnership announced that it would not pay a distribution on the common units. The Partnership had previously announced the suspension of distributions on the senior subordinated units on July 29, 2004. It is unlikely that regular distributions on the common units or senior subordinated units will be resumed in the foreseeable future. While the Partnership hopes to position itself to pay some regular distribution on its common units in future years, of which there can be no assurance, it is considerably less likely that regular distributions will ever resume on the senior subordinated units because of their subordination terms.
    The Partnership believes that the purchase of weather insurance could be an important element in the Partnership's ability to maintain the stability of its cash flows. The Partnership has purchased a base of $12.5 million of weather insurance coverage for each year from 2005
- 2007 and purchased an additional $7.5 million of weather insurance coverage for fiscal 2005. The amount of insurance proceeds that could be realized under these policies is calculated by multiplying a fixed dollar amount by the degree-day deviation from an agreed upon cumulative degree-day strike price, since temperatures to date have exceeded the degree day strike price. The Partnership does not expect to collect any proceeds under its weather insurance policies for fiscal 2005.

    Star Gas Partners, L.P., is the nation's largest retail distributor of home heating oil. Additional information is available at www.star-gas.com.

    This news release includes "forward-looking statements" which represent the Partnership's expectations or beliefs concerning future events that involve risks and uncertainties, including those associated with the effect of weather conditions on the Partnership's financial performance, the price and supply of home heating oil, the consumption patterns of the Partnership's customers, the Partnership's ability to obtain satisfactory gross profit margins, the ability of the Partnership to obtain new accounts and retain existing accounts, the impact of the business process redesign project at the heating oil segment, and the ability of the Partnership to address issues related to such project . All statements other than statements of historical facts included in this new release are forward-looking statements. Although the Partnership believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from the Partnership's expectations ("Cautionary Statements") are disclosed in this news release as well as in the Partnership's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission. All subsequent written and oral forward-looking statements attributable to the Partnership or persons acting on its behalf are expressly qualified in their entirety by the Cautionary Statements.




               STAR GAS PARTNERS, L.P. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per unit data)               Three Months Ended
                                                      December 31,
                                                  --------------------
                                                      2003       2004
                                                  --------- ----------
Sales:
  Product                                         $264,205  $297,119
  Installations, service and appliances             51,865    53,575
                                                  --------- ---------
     Total sales                                   316,070   350,694

Cost and expenses:
  Cost of product                                  168,687   222,903
  Cost of installations, service and appliances     57,206    58,375
  Delivery and branch expenses                      60,678    65,480
  Depreciation and amortization expenses             9,517     9,122
  General and administrative expenses                5,701    15,842
                                                  --------- ---------
     Operating income (loss)                        14,281   (21,028 )
Interest expense                                    (9,301 ) (10,875 )
Interest income                                        831       383
Amortization of debt issuance costs                 (1,228 )    (715 )
Loss on redemption of debt                               -   (42,082 )
                                                  --------- ---------
         Income (loss) from continuing operations
          before income taxes                        4,583   (74,317 )
Income tax expense                                     331       331
                                                  --------- ---------
     Income (loss) from continuing operations        4,252   (74,648 )

Income (loss) from discontinued operations before
 gain on sale of segment, net of income taxes       15,060    (4,552 )
Gain on sale of propane segment, net of income
 taxes of $3,000                                         -   153,644
                                                  --------- ---------
     Net income                                   $ 19,312  $ 74,444
                                                  ========= =========

     General Partner's interest in net income     $    194  $    672
                                                  --------- ---------

Limited Partners' interest in net income          $ 19,118  $ 73,772
                                                  ========= =========

Basic and Diluted Income (Loss) per Limited
 Partner Unit:
     Continuing operations                        $   0.12  $  (2.07 )
  Discontinued operations                             0.44     (0.13 )
  Gain on sale of discontinued operations                -      4.26
                                                  --------- ---------
  Net income                                      $   0.56  $   2.06
                                                  ========= =========

Weighted average number of Limited Partner units
 outstanding:
     Basic                                          34,158    35,756
                                                  ========= =========
     Diluted                                        34,158    35,756
                                                  ========= =========

               STAR GAS PARTNERS, L.P. AND SUBSIDIARIES
                      CONSOLIDATED BALANCE SHEETS

(in thousands)                                    Sept. 30,  Dec. 31,
                                                    2004       2004
                                                  --------- ----------
ASSETS
Current assets
  Cash and cash equivalents                       $  4,692  $112,428
  Receivables, net of allowance of $5,622 and
   $4,779, respectively                             84,005   151,704
  Inventories                                       34,213    70,255
  Prepaid expenses and other current assets         60,973    59,243
  Current assets of discontinued operations         50,288         -
                                                  --------- ---------
     Total current assets                          234,171   393,630
                                                  --------- ---------

Property and equipment, net                         63,701    60,564
Long-term portion of accounts receivables            5,458     6,412
Goodwill                                           233,522   233,522
Intangibles, net                                   103,925    98,469
Deferred charges and other assets, net              13,885    16,983
Long-term assets of discontinued operations        306,314         -
                                                  --------- ---------
  Total Assets                                    $960,976  $809,580
                                                  ========= =========

LIABILITIES AND PARTNERS' CAPITAL
Current liabilities
  Accounts payable                                $ 25,010  $ 20,004
  Working capital facility borrowings                8,000   119,000
  Current maturities of long-term debt              24,418     1,262
  Accrued expenses                                  65,491    71,782
  Unearned service contract revenue                 35,361    41,966
  Customer credit balances                          53,927    44,051
  Current liabilities of discontinued operations    50,676         -
                                                  --------- ---------
     Total current liabilities                     262,883   298,065
                                                  --------- ---------

Long-term debt                                     503,668   268,582
Other long-term liabilities                         24,654    23,766

Partners' capital (deficit)
  Common unitholders                               167,367   233,749
  Subordinated unitholders                          (6,768 )     640
  General partner                                   (3,702 )  (3,030 )
  Accumulated other comprehensive income (loss)     12,874   (12,192 )
                                                  --------- ---------
     Total Partners' capital                       169,771   219,167
                                                  --------- ---------

     Total Liabilities and Partners' Capital      $960,976  $809,580
                                                  ========= =========

    CONTACT: Star Gas
             Investor Relations:
             203-328-7310
             or
             Jaffoni & Collins Incorporated
             Robert Rinderman / Purdy Tran, 212-835-8500
             SGU@jcir.com